The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the "Offering Documents) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated November 8, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018

and Product Supplement

dated October 31, 2018)

UBS AG $ n Capped GEARS
Linked to an Equally Weighted Basket of Selected Equities due on or about December 13, 2019

Investment Description

UBS AG Capped GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) consisting of 10 selected equity securities (each, a “basket asset”, together the “basket assets”), as specified herein under “Preliminary Terms — Underlying Basket”. The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”) and whether the closing level of the underlying basket on the final valuation date (the “final basket level”) is less than the initial basket level. If the basket return is positive, at maturity, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the basket return multiplied by the upside gearing and (b) the maximum gain. If the basket return is zero, at maturity, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Basket Return, up to the Maximum Gain: At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing, up to the maximum gain.
❑	Full Downside Market Exposure: If the basket return is zero, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	November 8, 2018
Settlement Date	November 13, 2018
Final Valuation Date	December 9, 2019
Maturity Date	December 13, 2019
*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to the Securities. Information about the underlying basket and the basket assets is specified on page 2, and described in more detail beginning on page 8. The return on your Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The initial asset level of each basket asset is its closing level on November 6, 2018 and not its closing level on the trade date and the remaining final terms, including the initial basket level, were also set on that date.

Underlying Basket	Basket Weighting	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Basket Level	CUSIP	ISIN
An Equally Weighted Basket of 10 Selected Equities (see page 2 for further details)	Equally Weighted (see page 2 for further details)	22.20%	$1,222.00	3.00	100.00	90270KVN6	US90270KVN61

The estimated initial value of the Securities as of the trade date is expected to be between $960.00 and $990.00. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the accompanying product supplement relating to the Securities, dated October 31, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Commissions(1)		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Equally Weighted Basket of Selected Equities	$•	$1,000.00	$•	$2.50	$•	$997.50

(1) Our affiliate, UBS Securities LLC, will receive commissions of up to $2.50 per principal amount for each Security sold in this offering. UBS Securities LLC intends to use these commissions to pay selling concessions or fees, which may include structuring or other services fees, to a third party dealer.

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that has the same downside market risk as an investment in the underlying basket or the basket assets.
♦	You believe that the level of the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum gain indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain specified on the cover hereof.
♦	You are willing to invest in the Securities based on the upside gearing indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket assets.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket assets.
♦	You understand and are willing to accept the risks associated with the underlying basket and the basket assets.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your initial investment or are unwilling to make an investment that has the same downside market risk as an investment in the underlying basket or the basket assets.
♦	You believe that the final basket level will decline during the term of the Securities and that the final basket level is likely to be less than the initial basket level on the final valuation date or you believe that the level of the underlying asset will appreciate over the term of the Securities by more than the maximum gain indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are not willing to invest in the Securities based on the maximum gain specified on the cover hereof.
♦	You are not willing to invest in the Securities based on the upside gearing indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket assets.
♦	You do not understand or are not willing to accept the risks associated with the underlying basket and the basket assets.
♦	You seek current income from your investment or prefer to receive any dividends paid on the basket assets.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Securities.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Security
Term	Approximately 13 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)(2)
Amazon.com, Inc.	AMZN	10.00%	$●
The Boeing Company	BA	10.00%	$●
Capital One Financial Corporation	COF	10.00%	$●
The Class C capital stock of Alphabet Inc.	GOOG	10.00%	$●
The Home Depot, Inc.	HD	10.00%	$●
Intel Corporation	INTC	10.00%	$●
Vail Resorts, Inc.	MTN	10.00%	$●
Royal Caribbean Cruises Ltd.	RCL	10.00%	$●
Ralph Lauren Corporation	RL	10.00%	$●
United Technologies Corporation	UTX	10.00%	$●
(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
(2) The initial asset level of each basket asset is its closing level on November 6, 2018 and not its closing level on the trade date, and the remaining final terms, including the initial basket level, were also set on that date.
Maximum Gain	22.20%
Maximum Payment at Maturity per Security	$1,222.00
Upside Gearing	3.00
Payment at Maturity (per Security)	If the basket return is positive, UBS will pay you an amount in cash equal to:
$1,000 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)
If the basket return is zero, UBS will pay you an amount in cash equal to: Principal Amount of $1,000

If the basket return is negative , UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:
$1,000 × (1 + Basket Return) In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return.
Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level − Initial Basket Level Initial Basket Level
Initial Basket Level	100.00
Final Basket Level	The basket closing level on the final valuation date.
Basket Closing Level	On any day, the basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket, asset, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level	With respect to each basket asset, the closing level for such basket asset on the final valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the final terms, including the initial basket level, of the Securities are set on November 6, 2018.
¯
Maturity Date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the basket return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)

If the basket return is zero, UBS will pay you an amount in cash per Security equal to:

Principal Amount of $1,000

If the basket return is negative, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$1,000 × (1 + Basket Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

3

Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. You will be exposed to any decline in the level of the underlying basket from the initial basket level to the final basket level. If the basket return is negative, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying basket is equal to or greater than the initial level.
♦	The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying basket return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain and your return on the Securities may be less than it would be in a direct investment in the basket assets.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	The probability that the final basket level is less than the initial basket level will depend on the volatility of the basket assets — “Volatility” refers to the frequency and magnitude of changes in the levels of the basket assets. All things being equal, the greater the expected volatility of the basket assets as of the trade date, the greater the expectation is as of that date that one or more basket asset returns, and therefore the basket return, will be negative and that the final basket level will be less than the initial basket level and, as a consequence, indicates an increased risk of loss. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or all of your initial investment.
♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the value of a basket asset increases in value, the value of another basket asset may not increase as much, or may even decline in value. Therefore, in calculating underlying basket’s performance on the final valuation date, an increase in the value of one basket asset may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket asset. Further, high correlation of movements in the values of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of the Securities and the payment at maturity.
♦	The underlying basket is equally weighted, and changes in the values of the basket assets may offset each other — The underlying basket is equally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if certain basket assets experience a positive basket asset return, resulting in a loss onyour initial investment.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket and, therefore, the basket assets, and will depend on whether, and the extent to which, the basket return is positive or negative. The level of the basket assets (and, therefore, the underlying basket) can rise or fall sharply due to factors specific to each basket asset and the issuer of such basket asset (each, a "basket asset issuer"), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into each basket asset issuer and each basket asset for your Securities. For additional information regarding the basket asset issuers, please see "Information about the Basket Assets" in this document and each basket asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by each respective basket asset issuer with the SEC.

4

♦	Fair value considerations.
♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels and volatility of the basket assets, any expected dividends on the basket assets, the correlation among the basket assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
5

♦	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the basket assets; the volatility of the basket assets; any dividends paid on the basket assets; the correlation among the basket assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the basket assets — The return on your Securities may not reflect the return you would realize if you actually owned the basket assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the basket assets may have.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets. You should be willing to accept the risks of owning equities in general and the basket assets in particular, and the risk of losing some or all of your initial investment.
♦	Risks associated with non-U.S. companies — An investment in Securities linked to the value of non-U.S. companies, such as the common stock of Royal Caribbean Cruises Ltd., involves risks associated with the home country of such non-U.S. company. The prices of Royal Caribbean Cruises Ltd.’s common stock may be affected by political, economic, financial and social factors in the home country of Royal Caribbean Cruises Ltd. including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	Potential UBS impact on price — Trading or transactions by UBS and/or its affiliates in the basket assets, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket assets may adversely affect the performance and, therefore, the market value and the amount payable at maturity, if any, of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any basket asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the terms of the Securities on the trade date and the final asset level of a basket asset (and, therefore, the final basket level) on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing and maximum gain, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Additionally, UBS and its affiliates act in various capacities with respect to the Securities, including as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the basket assets to which the Securities are linked.
♦	The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety

6

of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Securities. Consequently, holders of Securities may lose all of some of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.
7

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 13 months
Initial Basket Level:	100
Upside Gearing:	3.00
Maximum Gain:	19.05%
Range of Basket Return:	-100% to 50%

Example 1: The Basket Return is 3%.

Because the basket return, when multiplied by the upside gearing, is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 x (1 +the lesser of (a) 3.00% x 3.00 and (b) 19.05%)
= $1,000 ×(1 + 3.00% × 3.00)
= $1,090 per Security (a 9.00% total return).

Example 2: The Basket Return is 15.00%.

Because the basket return, when multiplied by the upside gearing, is greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 x (1 +the lesser of (a) 15.00% x 3.00 and (b) 19.05%)
=$1,000 × (1 + 19.05%)
= $1,190.50 per Security (a 19.05% total return).

Example 3: The Basket Return is 0.00% .

Because the basket return is 0.00%, the payment at maturity per Security will be equal to the principal amount, $1,000.

Example 4: The Basket Return is -60.00%.

Because the basket return is negative, UBS will pay you less than the principal amount and the payment at maturity per Security will be calculated as follows:

$1,000 x (1 + -60.00%)
= $1,000 x 0.4
= $400 per Security (a 60.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the basket return.

8

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return(1)	Payment at Maturity	Security Total Return at Maturity
150.00	50.00%	$1,190.50	19.05%
140.00	40.00%	$1,190.50	19.05%
130.00	30.00%	$1,190.50	19.05%
120.00	20.00%	$1,190.50	19.05%
110.00	10.00%	$1,190.50	19.05%
106.35	6.35%	$1,190.50	19.05%
105.00	5.00%	$1,150.00	15.00%
103.00	3.00%	$1,090.00	9.00%
102.00	2.00%	$1,060.00	6.00%
101.00	1.00%	$1,030.00	3.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The basket return excludes any cash dividend payments.

9

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each of the basket assets. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the underlying basket closing levels as of the date of this preliminary pricing supplement. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the underlying basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the life of the Securities.

Hypothetical Historical Basket Levels

The following table sets forth the hypothetical quarterly basket closing levels for the basket. Past hypothetical performance of the basket is not indicative of the future performance of the basket, assuming the basket closing level was 100 on April 1, 2014.

Quarter Begin	Quarter End	Hypothetical Quarterly Basket Closing Level
4/1/2014	6/30/2014	100.12
7/1/2014	9/30/2014	101.90
10/1/2014	12/31/2014	102.19
1/1/2015	3/31/2015	106.09
4/1/2015	6/30/2015	107.79
7/1/2015	9/30/2015	114.94
10/1/2015	12/31/2015	138.58
1/1/2016	3/31/2016	129.84
4/1/2016	6/30/2016	132.69
7/1/2016	9/30/2016	148.67
10/1/2016	12/31/2016	146.15
1/1/2017	3/31/2017	162.63
4/1/2017	6/30/2017	175.28
7/1/2017	9/30/2017	185.10
10/1/2017	12/31/2017	209.50
1/1/2018	3/31/2018	228.01
4/1/2018	6/30/2018	252.96
7/1/2018	9/30/2018	282.66
10/1/2018	11/5/2018*	244.16
*	The above table only includes data through this date. Accordingly, the “Hypothetical Quarterly Basket Closing Level” data indicated is for this shortened period only and does not reflect complete data for this calendar quarter.
10

The graph below illustrates the hypothetical performance of the underlying basket from April 1, 2014 through November 5, 2018, based on the daily closing levels of the basket assets. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

11

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) serves consumers, sellers, developers, enterprises, and content creators, and generates most of its revenue from offering products and services to consumers through its retail websites. Amazon also manufactures and sells electronic devices, including Kindle e-readers and Echo. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon. Amazon offers its customers direct access to their websites and through their mobile websites and apps. Amazon serves authors and independent publishers with Kindle Direct Publishing, an online platform that lets independent authors and publishers make their books available in the Kindle Store. Amazon offers programs that allow authors, musicians, filmmakers, app developers, and others to publish and sell content. Amazon serves developers through the AWS segment, which offers global computing, storage, database, and other service offerings. Amazon’s operations are organized into three principal segments: North America, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites; International, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally-focused websites; and AWS, consisting of amounts earned from global sales of compute, storage, database, and other service offerings for start-ups, enterprises, government agencies, and academic institutions. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Amazon’s common stock, based on the daily closing levels on the primary exchange for Amazon. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Amazon’s common stock on November 5, 2018 was $1,627.80. The actual initial asset level will be the closing level of Amazon’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$407.05	$336.52	$125.49
4/1/2014	6/30/2014	$342.99	$288.32	$127.23
7/1/2014	9/30/2014	$360.84	$307.06	$127.38
10/1/2014	12/31/2014	$338.64	$287.06	$129.98
1/1/2015	3/31/2015	$387.83	$286.95	$150.08
4/1/2015	6/30/2015	$445.99	$370.26	$138.72
7/1/2015	9/30/2015	$548.39	$429.70	$130.95
10/1/2015	12/31/2015	$693.97	$520.72	$144.59
1/1/2016	3/31/2016	$636.99	$482.07	$126.94
4/1/2016	6/30/2016	$728.24	$586.14	$129.87
7/1/2016	9/30/2016	$837.31	$725.68	$131.74
10/1/2016	12/30/2016	$844.36	$719.07	$155.68
1/1/2017	3/31/2017	$886.54	$753.67	$176.86
4/1/2017	6/30/2017	$1,011.34	$884.67	$197.75
7/1/2017	9/30/2017	$1,052.80	$938.60	$254.21
10/1/2017	12/31/2017	$1,195.83	$957.10	$294.91
1/1/2018	3/31/2018	$1,598.39	$1,189.01	$327.88
4/1/2018	6/30/2018	$1,750.08	$1,371.99	$335.51
7/1/2018	9/30/2018	$2,039.51	$1,693.96	$371.90
10/1/2018	11/5/2018*	$2,004.36	$1,530.42	$1,627.80
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
12

The graph below illustrates the performance of Amazon’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

13

The Boeing Company

According to publicly available information, The Boeing Company (“Boeing”) is involved in the design, development, manufacture, sale, service and support of commercial jetliners, military aircraft, satellites, missile defense, human space flight and launch systems and services. Boeing operates five principal segments: Commercial Airplanes; Boeing Military Aircraft; Network & Space Systems; Global Services & Support; and Boeing Capital. Boeing’s Commercial Airplanes segment develops, produces and markets commercial jet aircraft and provides related support services, principally to the commercial airline industry worldwide. Boeing’s Military Aircraft segment is engaged in the research, development, production and modification of manned and unmanned military aircraft and weapons systems for the global strike, mobility and surveillance, and engagement markets, as well as related services. The Boeing Network & Space Systems segment is engaged in the research, development, production and modification of products and services such as electronics and information solutions, including command, control, communications, computers, intelligence, surveillance and reconnaissance, cyber and information solutions, and intelligence systems; strategic missile and defense systems; space and intelligence systems, including satellites and commercial satellite launch vehicles; and space exploration. Boeing’s Global Services & Support segment sustains aircraft and systems through integrated logistics, including supply chain management and engineering support, maintenance, modification and upgrades for aircraft; and training systems and government services. The Boeing Military Aircraft, Network & Space Systems and Global Services & Support segments compose Boeing’s Defense, Space & Security business. The Boeing Capital segment seeks to meet customer financing needs through equipment under operating leases, finance leases, notes and other receivables, assets held for sale or re-lease and investments. Boeing also engages in other business involving engineering, operations and technology, and intercompany items. Information filed by Boeing with the SEC can be located by reference to its SEC file number: 001-00442, or its CIK Code: 0000012927. Boeing’s website is boeing.com. Boeing’s common stock is listed on the New York Stock Exchange under the ticker symbol “BA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Boeing’s common stock, based on the daily closing levels on the primary exchange for Boeing. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Boeing’s common stock on November 5, 2018 was $361.98. The actual initial asset level will be the closing level of Boeing’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$144.37	$121.40	$125.49
4/1/2014	6/30/2014	$138.25	$122.07	$127.23
7/1/2014	9/30/2014	$129.74	$118.34	$127.38
10/1/2014	12/31/2014	$134.81	$120.19	$129.98
1/1/2015	3/31/2015	$158.31	$127.53	$150.08
4/1/2015	6/30/2015	$154.38	$138.72	$138.72
7/1/2015	9/30/2015	$148.49	$125.49	$130.95
10/1/2015	12/31/2015	$149.40	$130.61	$144.59
1/1/2016	3/31/2016	$141.07	$108.44	$126.94
4/1/2016	6/30/2016	$137.08	$122.70	$129.87
7/1/2016	9/30/2016	$135.96	$126.70	$131.74
10/1/2016	12/31/2016	$157.81	$132.25	$155.68
1/1/2017	3/31/2017	$183.91	$156.97	$176.86
4/1/2017	6/30/2017	$202.23	$175.62	$197.75
7/1/2017	9/30/2017	$256.45	$198.59	$254.21
10/1/2017	12/31/2017	$297.90	$255.46	$294.91
1/1/2018	1/31/2018	$364.64	$296.67	$327.88
4/1/2018	6/30/2018	$371.56	$322.44	$335.51
7/1/2018	9/30/2018	$372.23	$331.76	$371.90
10/1/2018	11/5/2018*	$392.30	$335.59	$361.98
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
14

The graph below illustrates the performance of Boeing’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

15

Capital One Financial Corporation

According to publicly available information, Capital One Financial Corporation (“Capital One”) is a financial services holding company. Capital One and its subsidiaries offer financial products and services to consumers, small businesses and commercial clients through branches, the internet and other distribution channels. Capital One’s principal subsidiaries include Capital One Bank (USA), National Association (“COBNA”) and Capital One, National Association (“CONA”). COBNA offers credit and debit card products, other lending products and deposit products. CONA offers banking products and financial services to consumers, small businesses and commercial clients. Capital One is organized into three business segments: Credit Card, Consumer Banking and Commercial Banking. Credit Card consists of Capital One’s domestic consumer and small business card lending, national closed-end installment lending and the international card lending businesses in Canada and the United Kingdom. Consumer Banking consists of its branch-based lending and deposit gathering activities for consumers and small businesses, national deposit gathering, national auto lending and consumer home loan lending and servicing activities. Commercial Banking consists of its lending, deposit gathering and treasury management services to commercial real estate and commercial and industrial customers. Information filed by Capital One with the SEC can be located by reference to its SEC file number: 001-13300, or its CIK Code: 0000927628. Capital One’s website is capitalone.com. Capital One’s common stock is listed on the New York Stock Exchange under the ticker symbol “COF.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Capital One’s common stock, based on the daily closing levels on the primary exchange for Capital One. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Capital One’s common stock on November 5, 2018 was $88.05. The actual initial asset level will be the closing level of Capital One’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$78.02	$68.66	$77.16
4/1/2014	6/30/2014	$83.49	$72.95	$82.60
7/1/2014	9/30/2014	$84.95	$78.04	$81.62
10/1/2014	12/31/2014	$83.31	$76.43	$82.55
1/1/2015	3/31/2015	$82.49	$73.21	$78.82
4/1/2015	6/30/2015	$89.38	$79.67	$87.97
7/1/2015	9/30/2015	$91.71	$71.55	$72.52
10/1/2015	12/31/2015	$81.42	$72.18	$72.18
1/1/2016	3/31/2016	$71.03	$58.66	$69.31
4/1/2016	6/30/2016	$75.96	$58.15	$63.51
7/1/2016	9/30/2016	$72.50	$60.86	$71.83
10/1/2016	12/31/2016	$90.62	$71.07	$87.24
1/1/2017	3/31/2017	$96.12	$82.13	$86.66
4/1/2017	6/30/2017	$85.80	$76.92	$82.62
7/1/2017	9/30/2017	$87.94	$78.21	$84.66
10/1/2017	12/31/2017	$100.50	$84.59	$99.58
1/1/2018	1/31/2018	$105.71	$91.80	$95.82
4/1/2018	6/30/2018	$98.35	$87.92	$91.90
7/1/2018	9/30/2018	$100.90	$92.66	$94.93
10/1/2018	11/5/2018*	$96.73	$85.75	$88.05
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
16

The graph below illustrates the performance of Capital One’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

17

Alphabet Inc.

According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google Inc. that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Alphabet’s subsidiaries include Calico, Alphabet’s health and longevity effort; Nest, its connected home business; Access/Google Fiber, its gigabit Internet arm; and its investment divisions such as Google Ventures and Google Capital, licensing and R&D services through Verily and incubator projects, such as Google X. The Securities are linked to Alphabet’s Class C capital stock, which trades on the NASDAQ Global Select Market under the ticker symbol “GOOG”. Until April 2, 2014, Google Inc.’s Class A common stock traded under the ticker “GOOG”. In January 2014, Google Inc.’s board of directors approved the creation and distribution of a Class C capital stock as a dividend to holders of Google Inc.’s Class A and Class B common stock. The dividend had a record date of March 27, 2014 and a payment date of April 2, 2014. On April 3, 2014, Google Inc.’s Class C capital stock began regular trading under the ticker “GOOG” and Class A common stock began trading under the ticker “GOOGL”. Each share of Google Inc.’s Class A common stock carries one vote and each share of Google Inc.’s Class C capital stock does not carry any votes. On October 2, 2015, Alphabet became the successor issuer to, and parent holding company of, Google Inc. On October 5, 2015, Alphabet’s Class C capital stock commenced trading on The NASDAQ Global Select Market under the symbol “GOOG” previously used by Google Inc.’s Class C capital stock and Alphabet’s Class A common stock also commenced trading on the NASDAQ Global Select Market under the symbol “GOOGL” previously used by Google Inc.’s Class A capital stock. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-36380, or its CIK Code: 0001288776. Alphabet’s website is abc.xyz/.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Alphabet’s Class C capital stock, based on the daily closing levels on the primary exchange for Alphabet. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Alphabet’s Class C capital stock on November 5, 2018 was $1,040.09. The actual initial level will be the closing level of Alphabet’s Class C capital stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$558.47	$555.37	$555.38
4/1/2014	6/30/2014	$577.07	$508.56	$573.71
7/1/2014	9/30/2014	$594.45	$561.19	$575.78
10/1/2014	12/31/2014	$575.77	$494.03	$524.96
1/1/2015	3/31/2015	$573.75	$491.20	$546.50
4/1/2015	6/30/2015	$563.51	$520.51	$520.51
7/1/2015	9/30/2015	$672.93	$516.83	$608.42
10/1/2015	12/31/2015	$776.60	$611.29	$758.88
1/1/2016	3/31/2016	$764.65	$678.11	$744.95
4/1/2016	6/30/2016	$766.61	$668.26	$692.10
7/1/2016	9/30/2016	$787.21	$694.49	$777.29
10/1/2016	12/31/2016	$813.11	$736.08	$771.82
1/1/2017	3/31/2017	$852.12	$786.14	$829.56
4/1/2017	6/30/2017	$983.68	$823.35	$908.73
7/1/2017	9/30/2017	$980.34	$898.70	$959.11
10/1/2017	12/31/2017	$1,077.14	$951.68	$1,046.40
1/1/2018	1/31/2018	$1,175.84	$1,001.52	$1,031.79
4/1/2018	6/30/2018	$1,173.46	$1,006.47	$1,115.65
7/1/2018	9/30/2018	$1,268.33	$1,102.89	$1,193.47
10/1/2018	11/5/2018*	$1,202.95	$1,020.08	$1,040.09
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
18

The graph below illustrates the performance of Alphabet’s Class C capital stock from March 27, 2014 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

19

The Home Depot, Inc.

According to publicly available information, The Home Depot, Inc. (“Home Depot”) is a home improvement retailer that sells an assortment of building materials, home improvement products and lawn and garden products and provides a number of services. Home Depot has stores located throughout the United States, including the Commonwealth of Puerto Rico and the territories of the United States Virgin Islands and Guam, Canada and Mexico. Home Depot customers include home owners who complete their own projects and installations, home owners who purchase materials and hire third parties to complete the project or installation, professional renovators/remodelers, general contractors, repairmen, small business owners and tradesmen. Information filed by Home Depot with the SEC can be located by reference to its SEC file number: 001-08207, or its CIK Code: 0000354950. Home Depot’s website is homedepot.com. Home Depot’s common stock is listed on the New York Stock Exchange under the ticker symbol “HD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Home Depot’s common stock, based on the daily closing levels on the primary exchange for Home Depot. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Home Depot’s common stock on November 5, 2018 was $182.19. The actual initial asset level will be the closing level of Home Depot’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$82.91	$74.97	$79.13
4/1/2014	6/30/2014	$81.13	$75.70	$80.96
7/1/2014	9/30/2014	$93.50	$79.40	$91.74
10/1/2014	12/31/2014	$104.97	$87.85	$104.97
1/1/2015	3/31/2015	$117.49	$100.95	$113.61
4/1/2015	6/30/2015	$115.59	$106.98	$111.13
7/1/2015	9/30/2015	$122.80	$110.97	$115.49
10/1/2015	12/31/2015	$134.74	$117.03	$132.25
1/1/2016	3/31/2016	$133.43	$111.85	$133.43
4/1/2016	6/30/2016	$137.51	$124.67	$127.69
7/1/2016	9/30/2016	$138.77	$125.45	$128.68
10/1/2016	12/31/2016	$137.11	$119.89	$134.08
1/1/2017	3/31/2017	$149.60	$133.53	$146.83
4/1/2017	6/30/2017	$158.81	$145.91	$153.40
7/1/2017	9/30/2017	$163.56	$144.58	$163.56
10/1/2017	12/31/2017	$190.36	$162.71	$189.53
1/1/2018	1/31/2018	$207.23	$171.80	$178.24
4/1/2018	6/30/2018	$201.31	$172.51	$195.10
7/1/2018	9/30/2018	$213.85	$193.10	$207.15
10/1/2018	11/5/2018*	$207.60	$172.23	$182.19
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
20

The graph below illustrates the performance of Home Depot’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

21

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) designs and manufactures integrated digital technology platforms consisting of a microprocessor and chipset which may be enhanced by additional hardware, software and services. The platforms are used in a range of applications, such as notebooks desktops, servers, tablets, smartphones, automobile infotainment systems, automated factory systems, and medical devices. Intel sells these platforms primarily to original equipment manufacturers, original design manufacturers and industrial and communications equipment manufacturers in the computing and communications industries. Intel also develops and sells software and services primarily focused on security and technology integration. Intel operates in two reportable operating segments; PC Client Group and Data Center Group; six other Intel architecture operating segments; Intel Systems Group, Multi-Comm, Netbook Group, Tablet Group, Phone Group, and Service Provider Group; and three software and service operating segments; McAfee, Wind River Software Group and Software and Services Group. The PC Client Group offers products that are incorporated into notebook and desktop computers for consumers and businesses. The Data Center Group offers products designed to provide energy-efficient performance for all computer, network and storage platforms. The other Intel architecture operating segments offer products designed to be used in the Internet of Things (the combination of embedding computing into devices and connecting them to the Internet), mobile communications, tablet, smartphone, service provider, netbook, and ultra-low power market segments. The software and services operating segments combine Intel platform features and enhanced software and services. All other Intel operations include the Non-Volatile Memory Solutions Group, which produces NAND flash memory products for use in a variety of devices. Information filed by Intel with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is intel.com. Intel’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Intel’s common stock, based on the daily closing levels on the primary exchange for Intel. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Intel’s common stock on November 5, 2018 was $47.97. The actual initial asset level will be the closing level of Intel’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$26.67	$23.52	$25.81
4/1/2014	6/30/2014	$30.93	$25.82	$30.90
7/1/2014	9/30/2014	$35.33	$30.79	$34.82
10/1/2014	12/31/2014	$37.67	$30.85	$36.29
1/1/2015	3/31/2015	$36.91	$29.89	$31.27
4/1/2015	6/30/2015	$34.46	$30.39	$30.42
7/1/2015	9/30/2015	$30.56	$25.87	$30.14
10/1/2015	12/31/2015	$35.44	$30.00	$34.45
1/1/2016	3/31/2016	$33.99	$28.22	$32.35
4/1/2016	6/30/2016	$32.99	$29.63	$32.80
7/1/2016	9/30/2016	$37.75	$32.68	$37.75
10/1/2016	12/31/2016	$38.10	$33.61	$36.27
1/1/2017	3/31/2017	$37.98	$35.04	$36.07
4/1/2017	6/30/2017	$37.43	$33.54	$33.74
7/1/2017	9/30/2017	$38.08	$33.46	$38.08
10/1/2017	12/31/2017	$47.56	$39.04	$46.16
1/1/2018	1/31/2018	$52.48	$42.50	$52.08
4/1/2018	6/30/2018	$57.08	$48.76	$49.71
7/1/2018	9/30/2018	$52.43	$44.93	$47.29
10/1/2018	11/5/2018*	$48.76	$42.42	$47.97
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
22

The graph below illustrates the performance of Intel’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

23

Vail Resorts, Inc.

According to publicly available information, Vail Resorts, Inc. (“Vail”) is a holding company that owns and operates ski resorts, resorts, lodging and real estate interests. Vail’s operations are grouped into three business segments: mountain, lodging and real estate. Vail’s mountain segment operates mountain resort properties and approximately three urban ski areas, as well as ancillary services, primarily including, ski school, dining, and retail/rental operations. Through its lodging segment, Vail owns and/or manages a collection of luxury hotels and condominiums, as well as other lodging properties and various condominiums located in proximity to mountain resorts. Vail’s real estate segment owns, develops and sells real estate in and around its resort communities. Information filed by Vail with the SEC can be located by reference to its SEC file numbers: 001-09614, or its CIK Code: 0000812011. Vail’s website is vailresorts.com. Vail’s common stock is listed on the New York Stock Exchange under the ticker symbol “MTN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Vail’s common stock, based on the daily closing levels on the primary exchange for Vail. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Vail’s common stock on November 5, 2018 was $254.98. The actual initial asset level will be the closing level of Vail’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$74.99	$68.09	$69.70
4/1/2014	6/30/2014	$77.18	$64.90	$77.18
7/1/2014	9/30/2014	$89.36	$74.23	$86.76
10/1/2014	12/31/2014	$91.43	$81.91	$91.13
1/1/2015	3/31/2015	$100.52	$84.60	$103.42
4/1/2015	6/30/2015	$109.61	$99.01	$109.20
7/1/2015	9/30/2015	$111.48	$101.26	$104.68
10/1/2015	12/31/2015	$132.98	$104.23	$127.99
1/1/2016	3/31/2016	$133.70	$116.39	$133.70
4/1/2016	6/30/2016	$142.52	$125.40	$138.23
7/1/2016	9/30/2016	$162.53	$138.33	$156.88
10/1/2016	12/31/2016	$167.99	$153.19	$161.31
1/1/2017	3/31/2017	$191.90	$160.98	$191.90
4/1/2017	6/30/2017	$215.36	$186.61	$202.83
7/1/2017	9/30/2017	$232.28	$199.09	$228.12
10/1/2017	12/31/2017	$236.71	$212.47	$212.47
1/1/2018	1/31/2018	$233.62	$205.66	$221.70
4/1/2018	6/30/2018	$285.05	$219.27	$274.19
7/1/2018	9/30/2018	$301.42	$274.11	$274.42
10/1/2018	11/5/2018*	$265.66	$233.48	$254.98
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
24

The graph below illustrates the performance of Vail’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

25

Royal Caribbean Cruises Ltd.

According to publicly available information, Royal Caribbean Cruises Ltd. (“Royal Caribbean”) is a cruise company. Royal Caribbean owns and operates three global cruise brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises. Royal Caribbean also owns TUI Cruises, Pullmantur, and SkySea Cruises through joint venture interests. Although each brand has its own marketing style as well as ships and crews of various sizes, Royal Carribean operates under a single reportable segment based on the similarity of its brands’ economic characteristics, types of consumers, regulatory environment, maintenance requirements, supporting systems and processes as well as products and services provided.. Information filed by Royal Caribbean with the SEC can be located by reference to its SEC file number: 001-11884, or its CIK Code: 0000884887. Royal Caribbean’s website is royalcaribbean.com. Royal Caribbean’s common stock is listed on the New York Stock Exchange under the ticker symbol “RCL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Royal Caribbean’s common stock, based on the daily closing levels on the primary exchange for Royal Caribbean. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Royal Caribbean’s common stock on November 5, 2018 was $105.82. The actual initial asset level will be the closing level of Royal Caribbean’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$54.56	$46.06	$54.56
4/1/2014	6/30/2014	$57.12	$50.75	$55.60
7/1/2014	9/30/2014	$68.36	$53.92	$67.29
10/1/2014	12/31/2014	$83.56	$54.94	$82.43
1/1/2015	3/31/2015	$85.13	$73.75	$81.85
4/1/2015	6/30/2015	$82.45	$66.69	$78.69
7/1/2015	9/30/2015	$97.20	$78.40	$89.09
10/1/2015	12/31/2015	$102.73	$87.10	$101.21
1/1/2016	3/31/2016	$98.14	$66.29	$82.15
4/1/2016	6/30/2016	$84.42	$65.63	$67.15
7/1/2016	9/30/2016	$74.95	$65.48	$74.95
10/1/2016	12/31/2016	$86.19	$68.05	$82.04
1/1/2017	3/31/2017	$100.32	$83.87	$98.11
4/1/2017	6/30/2017	$113.91	$94.36	$109.23
7/1/2017	9/30/2017	$124.46	$108.57	$118.54
10/1/2017	12/31/2017	$129.23	$119.00	$119.28
1/1/2018	1/31/2018	$134.98	$116.53	$117.74
4/1/2018	6/30/2018	$119.71	$102.15	$103.60
7/1/2018	9/30/2018	$132.14	$103.44	$129.94
10/1/2018	11/5/2018*	$129.64	$99.52	$105.82
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
26

The graph below illustrates the performance of Royal Caribbean’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

27

Ralph Lauren Corporation

According to publicly available information, Ralph Lauren Corporation (“Ralph Lauren”) is engaged in the design, marketing and distribution including apparel, accessories, home furnishings, and other licensed product categories. Ralph Lauren operates in three segments: Wholesale, Retail and Licensing. The Wholesale segment consists of apparel, accessories, home furnishings, and related products which are sold to major department stores, specialty stores, golf and pro shops, and the Ralph Lauren’s licensed and franchised retail stores in the U.S. and overseas. The Retail segment consists of the Ralph Lauren’s integrated worldwide retail operations, which sell products through its retail stores, concession-based shop-within-shops, and e-commerce sites, which are purchased from the Ralph Lauren’s licensees and suppliers. The Licensing segment generates revenues from royalties earned on the sale of Ralph Lauren’s apparel, home, and other products internationally and domestically through licensing alliances. Information filed by Ralph Lauren with the SEC can be located by reference to its SEC file number: 001-13057, or its CIK Code: 0001037038. Ralph Lauren’s website is ralphlauren.com. Ralph Lauren’s common stock is listed on the New York Stock Exchange under the ticker symbol “RL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for Ralph Lauren’s common stock, based on the daily closing levels on the primary exchange for Ralph Lauren. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Ralph Lauren’s common stock on November 5, 2018 was $136.80. The actual initial asset level will be the closing level of Ralph Lauren’s common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$177.19	$148.71	$160.93
4/1/2014	6/30/2014	$163.72	$147.34	$160.69
7/1/2014	9/30/2014	$174.70	$154.55	$164.73
10/1/2014	12/31/2014	$186.73	$156.25	$185.16
1/1/2015	3/31/2015	$183.10	$127.66	$131.50
4/1/2015	6/30/2015	$140.26	$128.26	$132.36
7/1/2015	9/30/2015	$135.28	$104.05	$118.16
10/1/2015	12/31/2015	$137.24	$110.33	$111.48
1/1/2016	3/31/2016	$115.56	$83.18	$96.26
4/1/2016	6/30/2016	$97.26	$84.50	$89.62
7/1/2016	9/30/2016	$109.17	$88.52	$101.14
10/1/2016	12/31/2016	$113.68	$89.45	$90.32
1/1/2017	3/31/2017	$91.15	$75.98	$81.62
4/1/2017	6/30/2017	$84.05	$66.11	$73.80
7/1/2017	9/30/2017	$92.15	$70.53	$88.29
10/1/2017	12/31/2017	$103.69	$85.00	$103.69
1/1/2018	1/31/2018	$118.87	$101.32	$111.80
4/1/2018	6/30/2018	$142.90	$106.19	$125.72
7/1/2018	9/30/2018	$139.41	$124.59	$137.55
10/1/2018	11/5/2018*	$136.80	$116.96	$136.80
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
28

The graph below illustrates the performance of Ralph Lauren’s common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

29

United Technologies Corporation

According to publicly available information, United Technologies Corporation (“United Technologies”) provides high technology products and services to building systems and aerospace industries. United Technologies operates in four segments: Otis, UTC Climate, Controls & Security, Pratt & Whitney, and UTC Aerospace Systems. Otis designs, manufactures, sells and installs passenger and freight elevators and a broad line of escalators and moving walkways. UTC Climate, Controls & Security provides heating, ventilating, air conditioning and refrigeration systems, including controls for residential, commercial, industrial and transportation applications. Pratt & Whitney provides aircraft engines for the commercial, military, business jet and general aviation markets, as well as fleet management services and aftermarket maintenance, repair and overhaul services. UTC Aerospace Systems provides aerospace products and aftermarket service solutions for aircraft manufacturers, airlines, regional, business and general aviation markets, military, space and undersea operations. Information filed by United Technologies with the SEC can be located by reference to its SEC file number: 001-00812, or its CIK Code: 0000101829. United Technologies’ website is utc.com. United Technologies’ common stock is listed on the New York Stock Exchange under the ticker symbol “UTX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for United Technologies’ common stock, based on the daily closing levels on the primary exchange for United Technologies. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of United Technologies’ common stock on November 5, 2018 was $127.25. The actual initial asset level will be the closing level of United Technologies’ common stock on the trade date. The historical performance of the basket asset should not be taken as indication of the future performance of the basket asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$118.31	$107.91	$116.84
4/1/2014	6/30/2014	$120.09	$113.10	$115.45
7/1/2014	9/30/2014	$115.93	$103.79	$105.60
10/1/2014	12/31/2014	$117.24	$99.17	$115.00
1/1/2015	3/31/2015	$124.11	$111.52	$117.20
4/1/2015	6/30/2015	$119.14	$110.93	$110.93
7/1/2015	9/30/2015	$111.58	$86.82	$88.99
10/1/2015	12/31/2015	$100.80	$88.36	$96.07
1/1/2016	3/31/2016	$100.25	$84.66	$100.10
4/1/2016	6/30/2016	$105.89	$97.21	$102.55
7/1/2016	9/30/2016	$109.69	$100.10	$101.60
10/1/2016	12/31/2016	$110.98	$98.67	$109.62
1/1/2017	3/31/2017	$113.68	$108.18	$112.21
4/1/2017	6/30/2017	$122.50	$111.93	$122.11
7/1/2017	9/30/2017	$123.71	$109.55	$116.08
10/1/2017	12/31/2017	$128.12	$116.38	$127.57
1/1/2018	1/31/2018	$138.32	$122.31	$125.82
4/1/2018	6/30/2018	$128.17	$117.70	$125.03
7/1/2018	9/30/2018	$142.08	$124.88	$139.81
10/1/2018	11/5/2018*	$141.45	$121.09	$127.25
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
30

The graph below illustrates the performance of United Technologies’ common stock from January 2, 2008 through November 5, 2018, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any basket asset issuer would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of your Securities. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor with respect to the consequences of the 3.8% Medicare tax to the Securities.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

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Section 897. We will not attempt to ascertain whether any basket asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any basket asset issuer or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC or the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Securities are not “delta-one” with respect to the underlying basket or any basket asset, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the basket assets or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets or the Securities. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the basket asset issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting commissions indicated on the cover hereof. UBS Securities LLC will agree to resell the Securities to Raymond James & Associates, Inc. and to use these commissions to pay selling concessions or fees, which may include structuring or other services fees, to Raymond James & Associates, Inc.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

34

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	8
Information About the Underlying Basket and the Basket Assets	10
What are the Tax Consequences of the Securities?	32
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	34

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped GEARS due on or about December 13, 2019

Preliminary Pricing Supplement dated November 8, 2018

(To Product Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC